EXHIBIT 99.1

Company Contact:	Investor Relations Contact:
Global Med Technologies®, Inc.	The Investor Relations Group
Michael I. Ruxin, M.D	John Nesbett or
Chairman and CEO	Jordan Silverstein
(303) 238-2000	(212) 825-3210

GLOBAL MED TECHNOLOGIES®, INC. CHOOSES TO DEPOSIT FUNDS
INTO ESCROW WITH THE SUPERIOR COURT
INSTEAD OF POSTING BOND FOR SUMMARY JUDGMENT WHILE CASE IS ON APPEAL

DENVER, Colorado (August 4, 2005) – Global Med Technologies®, Inc. (OTCBB: GLOB) (“Global Med” or the “Company”) is foregoing posting a bond for the award of attorneys’ fees and costs granted on the summary judgment against Global Med Technologies, Inc. in the Donnie L. Jackson, Jr. case, and the Company has instead decided to deposit $1.004 million with the Superior Court of the State of California in the County of El Dorado (“Superior Court”). The Superior Court determined that this amount will be sufficient to cover the attorneys’ fees, costs, and interest while the case is on appeal. As no damages were awarded by the Superior Court, Global Med’s total exposure is limited to attorneys’ fees, costs and interest. The Company has been funding operations from internally generated cash flows since July 2000 and expects this to continue. Hence, the Company has chosen to avoid incurring the additional expenses associated with posting a bond.

Global Med is vigorously appealing the summary judgment and in the event the summary judgment is overturned on appeal, the amount deposited into escrow will be returned to Global Med. Donnie L. Jackson, Jr. was a former employee of the Company and is a current employee or was a former employee of Mediware Information Systems, Inc. (NasdaqSC: MEDW).

The Company’s Chairman and CEO, Michael I. Ruxin, M.D., commenting on the issue, stated, “Given our cash position and strength of our cash flow due to the growth of our business, as well as our strong backlog and substantial pipeline of potential new business, as noted in our previous press releases, the Superior Court’s ruling will not materially impact the operations of the Company.”

Global Med Technologies®, Inc. is an international e-Health medical information technology company providing information management software products and services to the healthcare industry. Its Wyndgate Technologies® division is a leading supplier of information management systems to U.S. and international blood centers and hospital transfusion centers. Current clients of Wyndgate’s products and services manage more than 3 million units of blood, or over 22% of the U.S. blood supply, each year.

For more information about Global Med’s products and services, please call 800-WYNDGATE or visit www.globalmedtech.com, www.peoplemed.com and www.wyndgate.com.

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Safe Harbor provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties, including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, regulatory and competitive factors, new products and technological changes, the Company’s dependence upon third-party suppliers, and other risks detailed from time to time in the Company’s Form 10-K and other regularly filed reports. The results of operations for the quarter ended June 30, 2005 or the year ended December 31, 2004 are not necessarily indicative of the results that may be expected for any other future period.